Exhibit 5.1

April 17, 2025

Eyenovia, Inc.

23461 S. Pointe Drive, Suite 390

Laguna Hills, CA 92653

Ladies and Gentlemen:

We have acted as counsel to Eyenovia, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), of the resale by the holders thereof of (i) up to 23,771 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (the “Issued Shares”), issued pursuant to the Subscription Agreement, dated November 22, 2024 (the “Subscription Agreement”), by and among the Company and Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P. (together, the “Lenders”), (ii) up to 394,236 shares of Common Stock issuable upon the exercise of 394,236 Series A Common Stock Purchase Warrants (the “Series A Warrants”) and Series B Common Stock Purchase Warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), dated as of January 17, 2025, at an exercise price of $5.272 per share (the “Warrant Shares”) and (iii) up to 5,952,380 shares of Common Stock issuable upon the exercise of the conversion right by the Lenders pursuant to the Second Amendment (the “Second Amendment”) to Supplement to Loan and Security Agreement, dated February 21, 2025, by and among the Company, the Lenders and Avenue Capital Management II, L.P. (the “Conversion Shares”) and, together with the Issued Shares and the Warrant Shares, the “Registered Shares”).

In connection with this opinion, we have reviewed:

(i)	the Registration Statement and the prospectus relating to the offering of the securities covered by this opinion;

(ii)	the Subscription Agreement;

(iii)	the Second Amendment;

(iv)	the Series A Warrants;

(v)	the Series B Warrants; and

(vi)	such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Eyenovia, Inc.

April 17, 2025

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that the Issued Shares have been duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the respective owners thereof and that any Warrant Shares issued upon exercise of the Warrants, and any Conversion Shares issued upon exercise of the conversion right set forth in the Second Amendment, will be duly registered on the books of the transfer agent in the name and on behalf of the respective owners thereof. We have also assumed that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. With respect to the Warrant Shares and Conversion Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares and Conversion Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. We also have assumed that the Exercise Price (as defined in each of the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

(1)	The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(2)	The Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized for issuance and, when issued and paid for upon exercise of the applicable Warrants, including receipt by the Company of full payment therefor, in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable.

(3)	The Conversion Shares initially issuable upon exercise of the conversion right set forth in the Second Amendment have been duly authorized for issuance and, when issued in accordance with the terms of the Second Amendment, will be validly issued, fully paid and non-assessable.

We are members of the bar of Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP